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FORM 4                                              hours per response .... 0.5
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                                  U.S. SECURITIES AND EXCHANGE COMMISSION
                                           WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
                                                                                                      Issuer (Check all applicable)
   WAGENHALS,      FRED              W.               ACTION PERFORMANCE COMPANIES, INC.         X  Director      X  10% Owner
                                                                (ACTN - NASDAQ)                 ----             ----
 ---------------------------------------------------------------------------------------------   X  Officer (give    Other (specify
   (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for     ----        title ---       below)
                                                   Number of Reporting        Month/Year                    below)
    4707 E. BASELINE ROAD                          Person (Voluntary)          MAY 2000                CHAIRMAN OF THE BOARD,
 ---------------------------------------------                                                         PRESIDENT, AND CHIEF
                  (Street)                                                                             EXECUTIVE OFFICER
                                                                           -------------------       --------------------------
  PHOENIX,        ARIZONA          85040                                   5. If Amendment,          7. Individual or Joint/
 ---------------------------------------------                                Date of Original          Group Filing
  (City)           (State)           (Zip)                                    (Month/Year)              (Check applicable line)
                                                                                                 X      Form filed by One
                                                                                                ----    Reporting Person
                                                                                                        Form filed by More than
                                                                                                ----    One Reporting Person
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                                               TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-    7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship         of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:        direct
                                               (Instr. 8)                                End of Month        Direct       Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or       cial
                                   Day/   ---------------------------------------                            Indirect     Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)          ship
                                                                  (D)                                        (Instr. 4)   (Instr.
                                                                                                                          4)

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COMMON STOCK                     5/26/00   P             50,000    A         $8.99         1,459,599            I        By Trust
                                                                                                                           (1)
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                                                                                             200,000            I          By
                                                                                                                       Partnership
                                                                                                                          (2)
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                                                                                             100,000            I          By
                                                                                                                       Partnership
                                                                                                                          (3)
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                                                                                             204,001            D
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                                                                                                                              (Over)

*If the Form is filed by more than one Reporting Person see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                                                           (Print or Type Responses)

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 FORM 4 (CONTINUED)
 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative   2. Conver-   3. Trans-  4. Trans-     5. Number of      6. Date Exer-   7. Title and Amount   8. Price
   Security                 sion or      action     action        Derivative        cisable and     of Underlying         of
   (Instr. 3)               Exercise     Date       Code          Securities Ac-    Expiration      Securities            Deriv-
                            Price of     (Month/    (Instr. 8)    quired (A) or     Date            (Instr. 3 and 4)      ative
                            Deriv-       Day/                     Disposed of       (Month/Day/                           Secur-
                            ative        Year)                    (D) (Instr. 3,    Year)                                 ity
                            Security                              4 and 5)                                                (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares

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
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                             9. Number of           10. Ownership               11. Nature of
                                Derivative              Form of                     Indirect
                                Securities              Derivative                  Beneficial
                                Beneficially            Security;                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)

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Explanation of Responses:

(1) The shares are held by Fred Wagenhals, TTEE and Lisa Wagenhals, TTEE of the Wagenhals
    Family Trust U/A/D 8/7/98 (the "Trust").
(2) The shares are held by Diecast Investments Limited Partnership, of which the Trust serves as the general partner.
(3) The shares are held by Pebble Ridge Investments Limited Partnership, of which the
    Trust serves as the general partner.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
                                                                                            /s/ FRED W. WAGENHALS         6/20/00
                                                                                           ------------------------------- -------
                                                                                           **Signature of Reporting Person   Date
                                                                                                FRED W. WAGENHALS
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